Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220774 and 333-227643) of PQ Group Holdings Inc. of our report dated February 27, 2020 relating to the financial statements of Zeolyst International, which appears in PQ Group Holdings Inc.’s Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 27, 2020